Exhibit 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
FOR IMMEDIATE RELEASE

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2010 SECOND QUARTER RESULTS

CHATTANOOGA, Tennessee, August 4, 2010 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the second quarter ended June 30, 2010.
For the second quarter of 2010, net sales were $81.3 million, an increase of 49.8% compared with $54.3 million for the second quarter of 2009.  Net income in the second quarter of 2010 was $3.2 million, or $0.26 per diluted share, an increase of 127.8% as compared to net income of $1.4 million, or $0.12 per diluted share, in the prior year period.
Gross profit for the second quarter of 2010 was $12.0 million, or 14.8% of net sales, compared to $8.1 million, or 14.9% of net sales, for the second quarter of 2009.  For the second quarter of 2010, selling, general and administrative expenses were $6.7 million, compared to $5.8 million in the prior year period.
Other income related to foreign currency transactions was a net loss of $48,000 in the second quarter of 2010 compared to a net gain of $339,000 in the second quarter of 2009.
For the six-month period ended June 30, 2010, net sales were $153.6 million, compared to $113.0 million in the prior year period, an increase of 35.9%.  The Company reported net income of $5.2 million, or $0.43 per diluted share, for the first half of 2010, compared to net income for the first half of 2009 of $2.3 million, or $0.20 per diluted share. Other income related to foreign currency transactions was a loss of $90,000 for the first six months of 2010 compared to a $284,000 gain in the prior year period.

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MILLER INDUSTRIES REPORTS 2010 SECOND QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, President and Co-CEO of the Company, stated, “We are pleased with our 2010 second quarter results, which showed further demand improvements from our markets and reflected the success of our ongoing cost containment and efficiency initiatives.  We achieved strong year-over-year and sequential revenue growth driven by strengthening sales volumes within our domestic operations.  While gross margins were roughly flat compared to the second quarter of 2009 as a result of changes in our product mix, net income for the quarter more than doubled compared to the same period in 2009, primarily due to higher sales and a more efficient business model stemming from the investments we have made in recent years to streamline our operations and reduce expenses.”
Mr. Badgley added, “During the quarter, we received additional add-on orders associated with government-related contracts, which will continue to be a stable piece of our business into 2011.  We believe that these orders are a testament to the quality of our product offering.  In addition to our growing revenue and strong profitability, our balance sheet remains a source of financial strength, as we increased our cash position slightly from the first quarter while continuing to invest in our business through capital improvements.  These improvements should continue to increase our manufacturing efficiencies as the market recovers.”
Mr. Badgley concluded, “While we delivered solid performance in the second quarter, we remain cautiously optimistic regarding the outlook for the second half of 2010.  We are hopeful that sales will continue to grow, but our visibility remains limited as demand continues to be challenged in both the U.S. and Europe by market conditions and tight credit markets.  Although domestic business activity has been improving recently, our customers continue to take a careful approach to their spending.  Going forward, we are mindful of these challenges, and will continue to be disciplined in our financial approach, which will support the strength of our Company over the longer term.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, August 5, 2010, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=71114

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MILLER INDUSTRIES REPORTS 2010 SECOND QUARTER RESULTS	PAGE 3

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through August 12, 2010.  The replay number is (877) 344-7529, Passcode 443022.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; the success and timing of existing and additional export and government orders; the cyclical nature of our industry; changes in fuel and other transportation costs; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2010	2009	Change	2010	2009	Change
NET SALES	$81,256	$54,255	49.8%	$153,551	$113,011	35.9%

COSTS AND EXPENSES:

COST OF OPERATIONS	69,234	46,190	49.9%	131,700	96,543	36.4%

SELLING, GENERAL AND	6,677	5,817	14.8%	13,154	12,255	7.3%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	76	235	-67.7%	186	560	-66.8%

OTHER (INCOME) EXPENSE	48	(339)	-114.2%	90	(284)	-131.7%

TOTAL COSTS AND EXPENSES	76,035	51,903	46.5%	145,130	109,074	33.1%

INCOME BEFORE INCOME TAXES	5,221	2,352	122.0%	8,421	3,937	113.9%

INCOME TAX PROVISION	2,064	966	113.7%	3,255	1,638	98.7%

NET INCOME	$3,157	$1,386	127.8%	$5,166	$2,299	124.7%

BASIC INCOME PER COMMON SHARE	$0.27	$0.12	125.0%	$0.44	$0.20	120.0%

DILUTED INCOME PER COMMON SHARE	$0.26	$0.12	116.7%	$0.43	$0.20	115.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,659	11,608	0.4%	11,647	11,608	0.3%
DILUTED	12,181	11,855	2.7%	12,141	11,768	3.2%